Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Legacy Reserves LP
Midland, Texas
We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 26, 2007, relating to the consolidated financial statements of Legacy Reserves LP appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
/s/   BDO Seidman, LLP
Houston, Texas
April 2, 2007